Exhibit 10.30
Synovus Financial Corp.
Amended and Restated Clawback Policy

Any incentive compensation provided to executives will be subject to clawback if the amount of compensation was based on a financial statement or a performance metric that was materially inaccurate or for material failures in the management of company financial, operational or reputational risks that result in or are reasonably expected to result in a material adverse impact to Synovus Financial Corp. or a business unit.
For these purposes, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive or group of executives or to determine the amount of any such compensation.
With respect to inaccurate financial statements or performance metrics, the portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the financial results or performance metrics will be subject to clawback. With respect to failures in risk management, the Compensation Committee shall have discretion to determine the amount subject to clawback; provided, however, that the maximum amount subject to clawback for any executive shall be the amount of incentive compensation awarded to such executive during the three (3) year period preceding the date of the Compensation Committee’s determination of the clawback amount. The Compensation Committee also retains discretion to determine that it would not be in Synovus Financial Corp.’s best interests to enforce the clawback.